Exhibit 10.3

August 30, 2013

Mr. Roger W. Lindsay

Dear Roger:

In addition to your current duties as Chief Human Resources Officer (“CHRO”, Ryerson Inc. (the “Company”), I am pleased to offer you the position of President, Ryerson Canada, reporting to the President and CEO, Ryerson Inc., subject to you obtaining any necessary work permit to reside and work in Canada (the ‘‘Work Permit”). It is expected that the duration of your assignment (your “Assignment”) as President, Ryerson Canada will be 2 to 3 years, after which you would continue your duties on a full-time basis as CHRO as an employee of the Company. For the duration of your Assignment, your employer will be Ryerson International Material Management Services, Inc. (“RIMMSI”, and together with the Company and its subsidiaries and affiliated companies, “Ryerson”). The severance agreement as outlined in your original offer letter will continue to apply on the termination of this assignment.

Below are the general terms and conditions of our offer. Subject to you obtaining the Work Permit, the Effective Date of this Agreement is September 9, 2013 and your start date for your new position will be September 9, 2013.

COMPENSATION

Your base annual salary will be US$309,000, to be paid periodically in accordance with the Company’s regular payroll process and procedures during your employment and will be subject to all required withholdings. You will continue to be paid through the U.S. payroll system in U.S. dollars. Additionally, you will continue to be eligible to participate in the Company’s Annual Incentive Plan (“AIP”) program. Your AIP opportunity is 50% of base salary for “on-target” performance. The AIP business unit performance basis for your 2013 AIP payment will be the Ryerson Inc. corporate performance. For subsequent years while you continue to hold both assignments, the business unit performance basis for your AIP payment will be based 50% on Ryerson Canada and 50% Ryerson Inc. corporate. Each component will be calculated separately. This 50/50% split may be changed by mutual agreement between you, the Company and RIMMSI when AIP targets are set at the beginning of AIP plan years.

You will continue to be eligible to participate in the Company’s Participation Plan (the “Plan”) subject to the terms and conditions of the Plan, with an allocation of performance units equal to 0.75 percentage points of the management allocation.

BENEFITS

You will be provided with health and welfare coverage through an international health and welfare plan. The coverage for you and eligible dependents includes medical, dental and evacuation benefits. The specific terms of the coverage may change from year-to-year, including deductibles, coinsurance and premium sharing. In addition, the Company will continue to provide life insurance, short-term and long-term disability benefits and voluntary life and accidental death and dismemberment insurance, in accordance with the health and welfare benefit plans in effect for employees of U.S.-based units. You will continue to be eligible for the Company’s 40l (k) plan. The Company reserves the right to modify or terminate benefit plans at its discretion.

VACATION

You will continue to be entitled to four (4) weeks of paid vacation annually, plus one (1) extra week per year during this assignment.

BUSINESS EXPENSES

You will be reimbursed, on terms and conditions that are applicable to other similarly situated associates of Ryerson Inc. and Ryerson Canada, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging and similar items, consistent with the Company’s expense reimbursement policy in effect at the time, subject to the terms of that policy.

EXPATRIATE ASSIGNMENT-RELATED EXPENSES

HOUSING ALLOWANCE

The company will provide you with a two-bedroom furnished apartment and utilities at no cost to you for the duration of your assignment.

LEASE CANCELLATION FEE

You will be reimbursed for the lease cancellation fee which you are obligated to pay for your apartment in Chicago.

AUTOMOBILE

RIMMSI shall pay for or shall reimburse you for the amount of the monthly lease payment for the automobile approved by Ryerson Canada for your business use. You shall be responsible for the cost of fuel for personal use. RIMMSI shall be responsible for all other automobile-related expenses such as registration, insurance, personal driver’s license, maintenance, etc.

TAX PREPARATION SERVICE

RIMMSI will pay for or reimburse you for annual tax preparation service fees for services provided by a firm selected by RIMMSI. The tax service will terminate the year following the last tax return which includes income as a Ryerson expatriate. This service will be provided even if your employment with Ryerson has terminated for any reason.

MOVING EXPENSES

RIMMSI will pay for or reimburse you for reasonable moving expenses incurred with your move to the Toronto, Ontario, Canada area. Such moving expenses shall the reasonable cost of packing, loading and moving household articles and belongings to the Toronto area. You will also receive a disturbance allowance of one month’s salary (net) to cover the miscellaneous expenses associated with the move.

REPATRIATION

RIMMSI will pay the cost or reimburse you for your repatriation to the United States. Repatriation is agreed to be the cost of one-way approved airline tickets from Toronto to the United States and the reasonable cost of packing, loading and moving your household articles and belongings to one destination in the United States. The repatriation process is to be completed within forty-five (45) days of the Assignment termination date.

TAX EQUALIZATION

You shall receive full tax equalization to ensure that your tax liability will neither exceed nor be less than your tax liability if you were living and working in the United States. You will be fully reimbursed for all taxes associated with the relocation and all other expatriate assignment-related allowances. RIMMSI will report as income to you any of the above-listed payments or reimbursements required by law or the policies of the Company.

AT-WILL EMPLOYMENT

RIMMSI and you acknowledge and agree that either party may terminate your employment under this agreement for any or no reason. RIMMSI asks that you provide at least 30 days’ notice if you wish to terminate your employment.

SEVERANCE

In the event that RIMMSI terminates your employment without cause, then RIMMSI shall pay to you an amount equal to fifty-two (52) weeks of your then current base salary, which payment shall (a) be subject to and reduced by all necessary and appropriate withholdings and deductions, (b) be paid to you in periodic installments in accordance with the Company’s regular payroll schedule, and (c) be contingent upon your executing a mutually acceptable release of Ryerson as well as a non-compete agreement.

Notwithstanding the foregoing, RIMMSI’s obligation to make severance payments to you, if any, shall terminate in the event you secure employment, either as an employee or an independent contractor, with Platinum Equity, LLC or one of its affiliates, on a full time basis.

OTHER AGREEMENTS

This Agreement constitutes the sole and complete Agreement between Ryerson and you and supersedes all other agreements, both oral and written, between Ryerson and you with respect to the matters contained herein, including without limitation the letter agreement between the Company and you dated August 10, 2011.

GENERAL

You agree that the provisions of this letter are severable; and if any portion thereof shall be declared unenforceable, the same shall not affect the enforceability of all other provisions hereof. It is the intent of the parties to this letter that if any portion of this letter contains provisions which are held to be unreasonable then, in such event, a court shall fix the terms of this agreement or shall enforce the terms and provisions hereof to the extent deemed reasonable by the court.

This letter and the terms and conditions hereof are to be construed, governed and interpreted in accordance with the laws of the state of Illinois, without giving effect to its conflict of law principles.

Should you have any questions about this letter, please contact me at 312-292-5010. Two copies of this letter are enclosed. Please sign both copies and return one to me.

Very Truly Yours,

/s/ Michael C. Arnold
Michael C. Arnold
President & Chief Executive Officer
Ryerson Inc.

AGREED TO AND ACCEPTED:

/s/ Roger W. Lindsay
Roger W. Lindsay
Date: 9/7/2013

On behalf of Ryerson International Material Management Services, Inc.

/s/ Michael C. Arnold
Michael C. Arnold, President & Chief Executive Officer
Date: Aug. 30, 2013